Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MTS Systems Corporation:

We consent to the use of our reports dated December 2, 2015, with respect to the consolidated balance sheets of MTS Systems Corporation as of October 3, 2015 and September 27, 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows and the related financial statement Schedule II for each of the fiscal years in the three-year period ended October 3, 2015, and the effectiveness of internal control over financial reporting as of October 3, 2015, incorporated by reference herein.

Our report dated December 2, 2015, on the effectiveness of internal control over financial reporting as of October 3, 2015, expresses our opinion that MTS Systems Corporation did not maintain effective internal control over financial reporting as of October 3, 2015, because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to MTS Systems Corporation’s risk assessment, information and communication, and monitoring components with respect to the revenue process, control activities over identification of deliverables contained in multiple element revenue arrangements, and control activities over timely closure of revenue projects and the release of residual accrued costs have been identified and included in management’s assessment.

/s/ KPMG LLP

Minneapolis, Minnesota
June 7, 2016